Exhibit 99.1

MetaVia Inc. Announces 1-for-11 Reverse Stock Split

CAMBRIDGE, Mass., December 2, 2025 – MetaVia Inc. (Nasdaq: MTVA) ("MetaVia" or the "Company"), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced a 1-for-11 reverse stock split of its common stock, par value $0.001 ("common stock"), effective at 5:00 p.m. Eastern Time on December 4, 2025.  Beginning on December 5, 2025, the common stock will trade on The Nasdaq Capital Market ("Nasdaq") on a split adjusted basis.

At the Company's annual meeting of stockholders on June 30, 2025, the stockholders approved a proposal to amend the Company's Third Amended and Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company's outstanding common stock at a ratio in the range of 1-for-5 to 1-for-30 to be determined at the discretion of the Company's Board of Directors, whereby each outstanding 5 to 30 shares would be combined, converted and changed into one share of common stock, to enable the Company to comply with the Nasdaq's continued listing requirements. Subsequently, the Company's Board of Directors approved the reverse split at a ratio of 1-for-11. As a result of the reverse stock split, every 11 shares of the Company's common stock issued and outstanding will be automatically converted into one share of common stock, with no change in the $0.001 par value per share or authorized number of shares of common stock.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company's outstanding restricted stock units, stock options and warrants in proportion to the ratio of the reverse split, and will cause a proportionate increase in the conversion and exercise prices of such stock options and warrants. Any fraction of a share of common stock that would be created as a result of the reverse stock split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Company's common stock as reported on Nasdaq on the last trading day before the reverse stock split becomes effective (on a split-adjusted basis).

The Company's common stock will continue to trade on Nasdaq under the symbol "MTVA." The new CUSIP number for the common stock following the reverse split is 64132R 503.

The number of authorized shares of the Company's common stock will remain at 100 million, while the number of outstanding shares will be reduced from approximately 25.4 million to approximately 2.3 million.

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on June 10, 2025, a copy of which is also available on the Company's website under the Investors & News page.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, vanoglipel demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "potential", "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements, which include, among other statements, statements regarding the expected effective date of the reverse stock split and the expected date that the shares of common stock will begin trading on Nasdaq on a post-split basis. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's ability to execute on its commercial strategy; MetaVia's expectations regarding the sufficiency of its existing cash on hand to fund MetaVia's operations; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to MetaVia's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com